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Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 2 to Registration Statement No. 333-196437 of our report dated February 28, 2014 (September 23, 2014 as to Note 3) relating to the Statements of Cash Receipts from Included Contracts Subject to the Brand Agreement between Fantex, Inc. and Arian Foster and his affiliate The Ugly Duck, LLC dated February 28, 2013, for the years ended December 31, 2013 and 2012 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statements) and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
San Francisco, CA
September 23, 2014

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  Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM